Scientific Games Reports Third Quarter 2014 Results

NEW YORK, Oct. 30, 2014 /PRNewswire/ -- Scientific Games Corporation (NASDAQ: SGMS) ("Scientific Games" or the "Company"), a leading global supplier of games and technology to gaming and lottery operators, today reported its financial results for the third quarter ended September 30, 2014.

Third quarter revenue increased to $415.6 million from $234.4 million in the prior-year quarter, primarily reflecting the contribution of WMS operations and a 9% increase in total lottery revenue. Attributable EBITDA, a non-GAAP financial measure, increased $38.3 million from the prior-year quarter to $128.2 million. The Company incurred a net loss of $69.8 million, or $0.82 per share, inclusive of: a $19.7 million, or $0.23 per share, non-cash impairment charge to write down the Company's equity investment in its Northstar Illinois joint venture; $5.9 million, or $0.07 per share, of transaction- and financing-related costs associated with the pending acquisition of Bally Technologies, Inc. (NYSE: BYI) ("Bally"); and $1.9 million, or $0.02 per share, of employee termination and restructuring expense. In the prior-year period, the Company reported a net loss from continuing operations of $0.4 million, or $0.01 per share, inclusive of $2.5 million, or $0.03 per share, of WMS-related transaction costs.

"During the quarter, the Company generated $126 million of cash flow from operations, which after $62 million of capital expenditures resulted in $65 million of free cash flow," said Gavin Isaacs, President and Chief Executive Officer. "While our operating results still require further improvement to achieve the level of performance we expect, we believe we are making solid progress in utilization of working capital, implementation of WMS-related integration initiatives, strengthening the organization-wide focus on disciplined cost management and directing capital allocation only toward our highest-return opportunities."

For the nine months ended September 30, 2014, revenue increased $531.6 million from the prior-year period to $1,220.6 million, primarily reflecting the contribution from WMS' operations. Attributable EBITDA increased to $383.1 million from $252.0 million. The net loss increased to $187.2 million from $26.7 million, primarily reflecting an operating loss of $16.3 million, which includes $13.0 million of transaction-related costs and legal contingencies, and $12.4 million of employee termination and restructuring expense, compared to operating income of $49.2 million in the prior-year period. In addition, the net loss for the first nine months of 2014 was also impacted by a $25.9 million loss on early extinguishment of debt, the $19.7 million non-cash impairment charge referenced above and $8.0 million related to the Company's share of an estimated net shortfall accrual recorded by its Northstar Illinois joint venture, and $67.6 million of higher interest expense, partially offset by a $14.5 million gain on the sale of the equity investment in Sportech PLC. In the prior-year nine month period, the Company had $9.5 million of transaction- and financing-related expenses and $0.3 million of employee termination and restructuring expense.

"In addition to the progress being made with the WMS integration, we are focused on the potential to meaningfully increase free cash flow following the Bally acquisition, which we continue to anticipate closing this quarter, and deploying our free cash flow to reduce net debt," Isaacs continued. "Reflecting the superb efforts of our integration teams, our plans are now expected to yield greater expected financial savings than originally anticipated. As a result, we are increasing our estimate of annual cost synergies anticipated to be realized from the pending Bally transaction by the end of 2016 from $220 million to $235 million. In addition, we now expect to realize an additional $15 million in annual cost synergies from the WMS acquisition, bringing the total to $115 million in annual cost savings by the end of 2015, of which slightly more than half has been achieved to date. We expect to incur an additional $3 million of costs to achieve the additional $15 million of expected WMS cost synergies and an additional $4 million of costs to achieve the incremental $15 million of anticipated cost synergies from the pending Bally acquisition.

"With contributions from WMS, the exciting launch of the MONOPOLY MILLIONAIRES' CLUB™ lottery game on October 19, 2014, and increased projections for cost synergies expected to increase free cash flow, we remain confident the combination of Scientific Games and Bally will deliver significant strategic and financial benefits as we bring together two organizations with similar cultures: a customer-first approach and deep-rooted passion for the development of great gaming entertainment. The collaborative and productive integration planning by our teams has reinforced this belief," Isaacs added.

Completion of the Bally acquisition is subject to approval by Bally's stockholders, receipt of certain gaming regulatory approvals and other customary closing conditions.

Summary Financial Results(1)

($ in millions, except per share amounts)	Three Months Ended September 30,		Increase/decrease
	2014	2013	Amount	%
Revenue	$415.6	$234.4	$181.2	77.3

Operating (loss) income	(7.8)	25.7	(33.5)	n/m

Net loss from continuing operations	(69.8)	(0.4)	(69.4)	n/m

Net loss per share	(0.82)	(0.01)	(0.81)	n/m

Net cash provided by operating activities	126.3	25.6	100.7	393.4

Capital expenditures	61.6	31.8	29.8	93.7

Non-GAAP Financial Measures:

Attributable EBITDA(2)	128.2	89.9	38.3	42.6

Free cash flow	64.7	(6.2)	70.9	n/m

Attributable EBITDA, free cash flow and EBITDA from equity investments (discussed below) are non-GAAP financial measures defined below under "Non-GAAP Financial Measures" and reconciled to GAAP measures in the accompanying supplemental tables at the end of this release.

(1) Scientific Games sold the installed base of gaming machines in its pub business on March 25, 2013. The related results of operations are presented as discontinued operations in the Company's financial statements for the 2013 third quarter. All financial results referenced in this press release are for continuing operations only, unless otherwise noted.

(2) Our definition of attributable EBITDA, which is derived from the definition in our credit agreement, was modified in the 2013 fourth quarter as a result of the replacement of our prior credit agreement with our new credit agreement in connection with the acquisition of WMS Industries Inc. ("WMS"). Historical amounts have been conformed to the revised definition and recast to exclude discontinued operations. Under the revised definition, 2013 third quarter attributable EBITDA decreased by $2.0 million.

n/m – not meaningful

2014 Third Quarter Business Update

Gaming Segment

Financial results and revenue metrics presented below include the results of operations for WMS in the 2014 third quarter but not in the 2013 third quarter. All WMS results are included in the Company's Gaming segment. In addition, the results of the Company's video gaming systems operations, previously included in the Lottery Systems segment, are now included in the Gaming segment for all periods presented herein.

Gaming Operating Results (in millions, except unit, per unit data and ARPDAU)	Three Months Ended September 30,		Increase/ (Decrease)
	2014	2013	Amount(1)
Revenue:
Services	$134.6	$ 32.1	$102.5
Product sales	68.3	7.3	61.0
Total revenue	$202.9	$ 39.4	$163.5

Cost of services	$ 39.2	$ 15.5	$ 23.7
Cost of product sales	32.9	3.8	29.1
Selling, general and administrative	40.7	6.0	34.7
Research and development	24.9	0.4	24.5
Stock-based compensation	1.7	0.3	1.4
Employee termination and restructuring	1.5	-	1.5
Depreciation and amortization	69.8	12.4	57.4

Operating income (loss)	$(7.8)	$ 1.0	$(8.8)

Earnings (loss) from equity investments	$ 1.3	$ (1.9)	$3.2

Attributable EBITDA(2)	$ 67.2	$ 17.9	$ 49.3

Revenue metrics
Services revenue:
WAP and premium participation products(3)	$ 57.5	$ -	$ 57.5
Other leased and participation products(4)	30.6	26.6	4.0
Interactive gaming products and services(5)	38.5	-	38.5
Other services	8.0	5.5	2.5
Services revenue	$134.6	$ 32.1	$102.5

WAP and premium participation units(3):
Installed base at period end	9,054	-	9,054
Average installed base	8,678	-	8,678
Average daily revenue per unit	$71.95	-	$71.95

Other leased and participation units(4):
Installed base at period end	26,711	26,829	(118)
Average installed base	26,667	26,641	26
Average daily revenue per unit	$12.49	$10.87	$1.62

Interactive gaming products and services - social casino:
Average MAU(6)	5.7	-	5.7
Average DAU(7)	1.6	-	1.6
ARPDAU(8)	$0.23	-	$0.23

Product sales revenue:
New gaming machine sales	$ 48.2	$ 1.6	$ 46.6
Other product sales	20.1	5.7	14.4
Product sales revenue	$ 68.3	$ 7.3	$ 61.0

U.S. and Canadian new unit shipments	1,933	-	1,933
International new unit shipments	1,362	276	1,086
Total new unit shipments	3,295	276	3,019
Average sales price per new unit	$14,638	$5,818	$8,820

(1)  Percentage increase (decrease) amounts are not meaningful due to the impact of the WMS acquisition.

(2)  The 2014 and 2013 periods include $1.9 million and $4.2 million, respectively, in attributable EBITDA related to our equity investments in International Terminal Leasing ("ITL") and Roberts Communications Network, LLC ("RCN"); the 2013 period also includes results relating to our equity investment in Sportech PLC, which was disposed in the first quarter of 2014.

(3)  WAP (wide-area progressive) and premium participation products comprise WMS participation gaming machines (WAP, LAP (local-area progressives) and standalone units) generally available only as leased units.

(4)  Other leased and participation products are comprised principally of Scientific Games server-based gaming machines, primarily in the U.K., and other leased WMS units, including 100 units that historically had been included in WMS' WAP and premium participation installed base.

(5)  Social casino revenue is reported on a gross basis before platform fees as a result of a change in the Facebook® payment settlement process (rather than on a net revenue basis as historically reported by WMS). The reporting change represented $10.2 million of the interactive services revenue and an equal amount of cost of services in the current-year period.

(6)  MAU = Monthly Active Users and is a count of unique visitors to our sites during a month.

(7)  DAU = Daily Active Users and is a count of unique visitors to our sites during a day.

(8)  ARPDAU = Average revenue per daily active user and is calculated by dividing revenue for a period by the DAU for the period by the number of days in the period.

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Supplemental Table: WMS Full Quarter Comparative Results

The information set forth in the supplemental table below presents standalone historical data for WMS relating to the three months ended September 30, 2014 and September 30, 2013, and is provided as supplemental information. The information relating to the three months ended September 30, 2013 has been derived from the books and records of WMS. The supplemental information set forth in the table below should be read in conjunction with the historical financial statements of WMS that are incorporated by reference in the Company's Current Report on Form 8-K/A filed with the SEC on December 17, 2013.

	Three Months Ended September 30,		Increase/(Decrease)
Revenue metrics	2014	2013	Amount	%
(in millions, except unit, per unit and ARPDAU)
Services revenue:
WAP and premium participation units:
Installed base at period end	9,054	9,437	(383)	(4.1)%
Average installed base	8,678	9,669	(991)	(10.2)%
Average daily revenue per unit	$71.95	$66.39	$5.56	8.4%

Other leased and participation units(1):
Installed base at period end	2,135	1,751	384	21.9%
Average installed base	2,114	1,713	401	23.4%
Average daily revenue per unit	$13.80	$9.95	$3.85	38.7%

Interactive gaming products and services - social casino:
Average MAU	5.7	3.4	2.3	67.6%
Average DAU	1.6	0.9	0.7	77.8%
ARPDAU	$0.23	$0.31	$(0.08)	(25.8)%

Product sales revenue:
U.S. and Canadian new unit shipments	1,933	2,553	(620)	(24.3)%
International new unit shipments	1,137	1,582	(445)	(28.1)%
Total new unit shipments	3,070	4,135	(1,065)	(25.8)%
Average sales price per new unit	$15,211	$16,026	$ (815)	(5.1)%
(1) Other leased and participation units comprise other leased WMS gaming machines, including 100 units that historically had been included in the WMS WAP and premium participation installed base.

Gaming Segment Third Quarter Financial Highlights

  Revenue increased $163.5 million principally due to $162.5 million of revenue from WMS.
  Services revenue increased $102.5 million, primarily reflecting $98.5 million of revenue from WMS and a benefit of $2.6 million from favorable foreign currency translation in our U.K. gaming business ("UK Gaming"), partially offset by a decline in UK Gaming services revenues related to the loss of the Betfred contract in December 2013
    WMS' installed base at September 30, 2014 of 9,054 units, comprising 3,625 WAP and 5,429 premium participation units, declined 4% from 9,437 units at September 30, 2013, which was composed of 3,682 WAP and 5,755 premium participation units; the installed base as of September 30, 2014 increased 4% sequentially from 8,732 units at June 30, 2014. The average installed base of 8,678 WAP and premium participation gaming machines generated average daily revenue of $71.95 per unit, an 8% increase over the amount reported by WMS in the prior-year period, principally due to the strong performance of new games
    The Company's average installed base of other leased and participation units was 26,667 units, reflecting the addition of an average of 2,114 other leased units within the WMS footprint, partially offset by a decline in the UK Gaming installed base largely due to the previously announced loss of the Betfred contract. The average daily revenue from other leased and participation units increased 15% to $12.49 from $10.87 per unit reflecting a modest improvement in the UK Gaming yield and the addition of higher-yielding WMS leased units
  Interactive gaming products and services revenue was $38.5 million primarily reflecting the acquisition of WMS
    The growth in interactive gaming revenue from social gaming activities also reflected the 78% growth in the average DAU for the Company's social casinos in the 2014 third quarter to approximately 1.6 million compared to the approximately 0.9 million average DAU in the prior-year period for WMS, partially offset by a 26% decline in ARPDAU to $0.23 reflecting the impact of a significantly larger player audience and growth in players on mobile platforms
    Interactive gaming revenue increased 19% on a quarterly sequential basis from $32.3 million in the 2014 second quarter, reflecting an increase in DAU from 1.4 million players, an increase in ARPDAU from $0.22 plus an increase in real-money gaming revenue
  Product sales revenue increased $61.0 million, primarily due to $64.1 million in revenue from WMS.  New gaming machine sales reflected shipments of 1,933 new WMS gaming machines to U.S. and Canadian customers, comprised of an 18% increase in replacement units to 1,738 units for casino operators, 60 Illinois video gaming terminals (VGTs) and 135 units for new casino openings and expansions. New unit shipments for WMS declined 26% to 3,070 units from 4,135 units in the prior-year period, primarily reflecting the impact of fewer U.S. new casino openings and lower Illinois VGT shipments; shipments for WMS in the prior-year quarter included 1,476 replacement units for U.S. and Canadian casino operators, 385 Illinois VGTs and 692 units for new U.S. casino openings. The 1,362 new unit shipments to international customers included 1,137 WMS units and 225 UK Gaming terminals.  WMS shipped 1,582 units to international customers in the prior-year period. Other product sales revenue increased by $14.4 million principally due to $17.4 million from WMS, which included game content subscription revenue and sales of conversion kits, used gaming machines and parts
    Unit shipment declines also reflected the continued challenging gaming industry conditions that have included increased competition and lower casino revenue in many U.S. gaming jurisdictions, which we believe has resulted in constrained capital spending by casino operators; the decline in international new unit shipments was due in part to continued import limitations in Argentina and lower shipments to Mexican customers reflecting industry challenges and fewer casino operators
    The average selling price for WMS gaming machines declined from the prior-year period reflecting lower prices on video gaming machines and lower average prices on international Bluebird®2 units
  New unit shipments included 2,106 Blade™ gaming machines, which represented 69% of total WMS global new unit shipments, including 653 mechanical reel Blade Stepper units
  Operating loss was $7.8 million compared to operating income of $1.0 million in the prior-year quarter, primarily reflecting the acquisition of WMS
    Selling, general and administrative expense increased $34.7 million and research and development expense increased $24.5 million, primarily from WMS
    Employee termination and restructuring costs reflected $1.5 million of charges associated with integration-related cost savings actions
    Depreciation and amortization increased $57.4 million, of which $58.9 million was from WMS, including incremental depreciation and amortization related to purchase accounting associated with the acquisition, partially offset by $1.0 million lower depreciation and amortization in UK Gaming

Gaming Segment Business Development Highlights

  Received favorable customer feedback on WMS' for-sale products demonstrated at the recent 2014 G2E® trade show and on WMS' newest WAP and premium participation products with licensed game themes: Elvis®, Elton John™, Austin Powers™, The Flintstones™, MAD MEN® and Gremlins™, and WMS' latest Blade cabinet series
  Entered into an agreement to provide the interactive Play4Fun Network™ to Bay Mills Resort and Casino
  Entered into six new game content agreements with online operators

Instant Products Segment

Instant Products Operating Results ($ and € in millions)	Three Months Ended September 30,		Increase/(Decrease)
	2014	2013	Amount	%
Revenue:
Instant games	$130.8	$129.7	$ 1.1	0.8%
Product sales	3.2	3.1	0.1	3.2%
Total revenue	$134.0	$132.8	$ 1.2	0.9%

Cost of instant games	$ 69.7	$70.6	$ (0.9)	(1.3)%
Cost of product sales	2.4	2.2	0.2	9.1%
Selling, general and administrative	11.5	10.7	0.8	7.5%
Research and development	0.5	0.1	0.4	n/m
Stock-based compensation	0.7	0.8	(0.1)	(12.5)%
Employee termination and restructuring	0.4	-	0.4	n/m
Depreciation and amortization	8.9	9.2	(0.3)	(3.3)%

Operating income	$ 39.9	$39.2	$ 0.7	1.8%

Earnings (loss) from equity investments	$ (15.4)	$5.2	$(20.6)	n/m

Attributable EBITDA(1)	$ 66.1	$64.1	$ 2.0	3.1%

Revenue metrics
Instant games by revenue type:
Participation contracts	$ 70.2	$62.0	$ 8.2	13.2%
Price-per-unit contracts	48.4	46.3	2.1	4.5%
Licensing and player loyalty	12.2	21.4	(9.2)	(43.0)%
Instant games revenue	$130.8	$129.7	$ 1.1	0.8%

Instant games revenue by geography:
United States(2)	$ 82.6	$82.8	$ (0.2)	(0.2)%
International(2)	48.2	46.9	1.3	2.8%
Instant games revenue	$130.8	$129.7	$ 1.1	0.8%

U.S. lottery customers' retail sales of instant games(3)	$9,298	$8,689	$ 609	7.0%

Italy retail sales of instant games(2)	€2,185	€2,253	€ (68)	(3.0)%

(1)    The 2014 and 2013 periods include $16.2 million and $14.9 million, respectively, in attributable EBITDA from our equity investments in Lotterie Nazionali S.r.l. ("LNS"), Northstar New Jersey Lottery Group, LLC, Northstar Lottery Group, LLC ("Northstar Illinois"), Beijing CITIC Scientific Games Technology Co. Ltd. ("CSG") and Hellenic Lotteries S.A.

(2)    Amounts include a reclassification of $2.8 million from international to United States in the prior year

(3)    Information provided by third-party lottery operators.

Instant Products Segment Third Quarter Financial Highlights

  Instant games revenue increased reflecting:
    an $8.2 million increase primarily as a result of higher lottery retail sales by our U.S. and certain international customers to which we supply instant games on a participation basis, as well as the benefit from sales of instant games to our Northstar New Jersey and Hellenic Lotteries joint ventures, partially offset by the impact from our exit of certain Mexican lottery operations at the beginning of 2014 a $2.1 million increase from customers to which we supply instant games on a price-per-unit basis, primarily domestic customers, partially offset by a decrease from our international price-per-unit contracts, including our contract with LNS, and lower revenue from a previously announced change in our supply relationship with Loto-Quebec a $9.2 million decrease in licensing and player loyalty revenue, primarily reflecting a higher number of contracts in the prior-year period
  Operating income increased $0.7 million reflecting a benefit from higher and more profitable revenue and lower depreciation and amortization expense, partially offset by an increase in selling, general and administration, research and development, and employee termination and restructuring expenses
    The loss from equity investments was primarily attributable to a $19.7 million non-cash impairment charge to write down our Northstar Illinois equity investment, as we understand the Governor's office of the State of Illinois directed the Illinois lottery to end the private management agreement with Northstar Illinois; this non-cash charge was an add-back to the calculation of our attributable EBITDA

Instant Products Segment Business Development Highlights

  The new $5 licensed multi-state MONOPOLY MILLIONAIRES' CLUB lottery game created by Scientific Games was launched in 23 states by the Multi-State Lottery Association ("MUSL") on October 19, 2014, with additional state lotteries expected to commence in the coming months along with a new weekly syndicated TV game show that is expected to launch early in 2015
  Entered into a new two-year contract to provide instant games, licensed properties and related services to the Taiwan Lottery Co., Ltd., which includes an option for the lottery to extend the contract for two additional years
  Entered into a four-year instant games contract to continue serving as the primary supplier of instant games and value-added services to the National Lottery of Slovakia
  Awarded a three-year extension with the Colorado Lottery to continue serving as the primary supplier of instant games and related services; awarded a three-year extension with the Delaware Lottery to continue providing instant games and a cooperative services program that includes game design, marketing services, warehouse and distribution and other related services; and awarded a two-year extension with the Minnesota Lottery to continue serving as the secondary instant games supplier

Lottery Systems Segment

Lottery Systems Operating Results ($ in millions)	Three Months Ended September 30,		Increase/(Decrease)
	2014	2013	Amount	%
Revenue:
Services	$ 48.2	$ 48.6	$ (0.4)	(0.8)%
Product sales	30.5	13.6	16.9	124.3%
Total revenue	$ 78.7	$ 62.2	$ 16.5	26.5%

Cost of services	$ 30.4	$ 27.1	$ 3.3	12.2%
Cost of product sales	24.6	7.3	17.3	237.0%
Selling, general and administrative	4.9	4.6	0.3	6.5%
Research and development	0.9	0.9	-	-
Stock-based compensation	0.7	0.7	-	-
Depreciation and amortization	16.0	13.4	2.6	19.4%

Operating income	$ 1.2	$ 8.2	$ (7.0)	(85.4)%

Earnings from equity investments	$ 0.1	$ 0.1	-	-

Attributable EBITDA(1)	$ 19.2	$ 23.6	$ (4.4)	(18.6)%

Revenue metrics
Services revenue by geography:
United States	$ 27.6	$ 27.7	$ (0.1)	(0.4)%
International	20.6	20.9	(0.3)	(1.4)%
Service revenue	$ 48.2	$ 48.6	$ (0.4)	(0.8)%

Product sales revenue by geography:
United States	$ 1.5	$ 1.0	$ 0.5	50.0%
International	29.0	12.6	16.4	130.2%
Product sales revenue	$ 30.5	$ 13.6	$ 16.9	124.3%

U.S. lottery customers' retail sales(2)	$2,065	$2,100	$(35)	(1.7)%

(1)    The 2014 and 2013 periods each include $1.3 million in attributable EBITDA from our investment in Beijing Guard Libang Technology Co., Ltd.

(2)    U.S. lottery customers' retail sales data is provided by third-party lottery operators and primarily includes sales of draw games, keno and instant games validated by the relevant system. In prior releases, the metric presented included sales of draw games only; the prior-year period retail sales information presented above conforms to the new metric.

Lottery Systems Segment Third Quarter Financial Highlights

  Lottery systems revenue increased $16.5 million, reflecting:
    A $0.4 million decrease in services revenue, primarily reflecting a decrease in customers' retail sales of lottery draw games, including the impact from the benefit in the prior-year quarter of two large Powerball® jackpots, partially offset by higher revenue from instant ticket validations
    A $16.9 million increase in product sales revenue, including higher terminal and software sales to international customers and hardware sales to a U.S. customer
  Operating income decreased by $7.0 million as higher revenue was more than offset by a less profitable revenue mix, primarily reflecting higher low-margin hardware sales and lower high-margin software sales and service revenue, and an increase in depreciation and amortization related to higher capitalized software assets

Lottery Systems Segment Business Development Highlights

  In September 2014, lottery ticket retailers in Puerto Rico became eligible to sell Powerball game tickets
  Completed integrated lottery system conversions for the North Dakota and Maine Lotteries that include an online players club, our Sciplay™ interactive lottery technology enabling player registration and internet-based subscription programs and other related services

Earnings and EBITDA from Equity Investments

  The loss from equity investments was $14.0 million compared to earnings of $3.4 million in the prior-year period, as increased earnings primarily from the Hellenic Lotteries, ITL and RCN were more than offset by the impact of the $19.7 million non-cash impairment charge to write down our equity investment in Northstar Illinois
  The $1.0 million decrease in EBITDA from equity investments was primarily attributable to the disposition of the investment in Sportech PLC in the 2014 first quarter, partially offset by higher EBITDA from Hellenic Lotteries

Liquidity and Capital Resources

  At September 30, 2014, cash and cash equivalents were $132.5 million, an increase of $43.3 million compared to June 30, 2014, primarily reflecting the improvement in free cash flow
  Total debt of $3.2 billion at September 30, 2014 was essentially flat compared to June 30, 2014
  Net cash provided by operating activities for the September 2014 quarter was $126.3 million, an increase of $100.7 million from the prior-year quarter, primarily reflecting a favorable $82.0 million change in working capital compared to the prior-year period
  Total capital expenditures increased $29.8 million, primarily due to the inclusion of $37.0 million of capital expenditures by WMS and higher IT expenditures, partially offset by a reduction in lottery and UK Gaming capital expenditures
    Based on lower-than-expected spending of capital expenditures in the nine months ended September 30, 2014, we are lowering our estimate of 2014 capital expenditures to a range of $245 million to $255 million from the previously announced range of $260 million to $270 million
  Free cash flow was $64.7 million compared to a negative $6.2 million in the prior-year period reflecting the $100.7 million increase in net cash provided by operating activities partially offset by the $29.8 million increase in capital expenditures

Conference Call Details
Scientific Games will host a conference call today, October 30, at 4:30 pm ET to review results and discuss other topics. To access the call live via a listen-only webcast, please visit www.scientificgames.com and click on the webcast link under the Investor Information section. To access the call by telephone, please dial (877) 415-3181 (U.S. and Canada) or +1 (857) 244-7324 (international). The conference ID is SGMS. A replay of the webcast will be archived in the Investor Information section on our website.

About Scientific Games
Scientific Games Corporation is a leading developer of technology-based products and services and associated content for worldwide gaming and lottery markets. The Company's portfolio includes instant and draw-based lottery games; electronic gaming machines and game content; server-based lottery and gaming systems; sports betting technology; loyalty and rewards programs; and social, mobile and interactive content and services. For more information, please visit: www.scientificgames.com.

Company Contacts
Investor Relations:
Bill Pfund (847) 785-3167

Media Relations:
Mollie Cole (773) 961-1194

Austin Powers ™ & © New Line Productions, Inc. (s14)
Elvis Presley © Elvis Presley Enterprises, Inc.; ELVIS PRESLEY Reg. U.S. Pat. & Tm. Off.
The Flintstones ™ & © Hanna-Barbera. (s14)
G2E is a registered trademark of Reed Exhibitions, a division of Reed Elsevier Inc., and the American Gaming Association. Used with permission.
Gremlins™ & © Warner Bros. Entertainment Inc. (s14)
Mad Men is a trademark of Lions Gate Television Inc. © 2014. All Rights Reserved. www.amctv.com/originals/madmen
MONOPOLY is a trademark of Hasbro. Used with permission. © 2014 Hasbro. All rights reserved.
Powerball is a registered trademark of the Multi-State Lottery Association. © 2014 Multi-State Lottery Association. All rights reserved.

Forward-Looking Statements
In this press release, Scientific Games makes "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements describe future expectations, plans, results or strategies and can often be identified by the use of terminology such as "may," "will," "estimate," "intend," "continue," "believe," "expect," "anticipate," "should," "could," "potential," "opportunity," "goal," or similar terminology. These statements are based upon management's current expectations, assumptions and estimates and are not guarantees of timing, future results or performance. Actual results may differ materially from those contemplated in these statements due to a variety of risks and uncertainties and other factors, including, among other things: competition; U.S. and international economic and industry conditions, including declines in or slow growth of lottery retail sales or gross gaming revenues, reductions in or constraints on capital spending by gaming or lottery operators and credit risk relating to customers; slow growth of new gaming jurisdictions, slow addition of casinos in existing jurisdictions and declines in the replacement cycle of gaming machines; ownership changes and consolidation in the casino industry; opposition to legalized gaming or the expansion thereof; ability to adapt to, and offer products that keep pace with, evolving technology; ability to develop successful gaming concepts and content; laws and government regulation, including those relating to gaming licenses and environmental laws; inability to identify and capitalize on trends and changes in the gaming and lottery industries, including the expansion of interactive gaming; dependence upon key providers in our social gaming business; retention and renewal of existing contracts or entry into new or revised contracts; level of our indebtedness, higher interest rates, availability and adequacy of cash flows and liquidity to satisfy obligations or future needs, and restrictions and covenants in our debt agreements; protection of our intellectual property, ability to license third party intellectual property, and the intellectual property rights of others; security and integrity of our software and systems and reliance on or failures in our information technology systems; natural events that disrupt our operations or those of our customers, suppliers or regulators; inability to benefit from, and risks associated with, strategic equity investments and relationships, including (i) the inability of our joint venture to meet the net income targets or otherwise to realize the anticipated benefits under its private management agreement with the Illinois lottery, (ii) the inability of our joint venture to meet the net income targets or other requirements under its agreement to provide marketing and sales services to the New Jersey lottery or otherwise to realize the anticipated benefits under such agreement (including as a result of a protest) and (iii) failure to realize the anticipated benefits related to the award to our consortium of an instant lottery game concession in Greece; failure to achieve the intended benefits of the acquisition of WMS, including due to the inability to realize synergies in the anticipated amounts or within the contemplated time-frames or cost expectations, or at all; inability to complete future acquisitions, including the pending acquisition of Bally due to the failure to obtain the required approvals or debt financing or otherwise; litigation relating to the pending Bally acquisition; disruption of our current plans and operations in connection with the pending Bally acquisition (whether prior to its completion or following its completion, including in connection with the integration of Bally), including departure of key personnel or inability to recruit additional qualified personnel or maintain relationships with customers, suppliers or other third parties; costs, charges and expenses relating to the pending Bally acquisition; inability to successfully integrate future acquisitions, including Bally (including SHFL entertainment, Inc. and Dragonplay Ltd.) following completion of the pending Bally acquisition; failure to realize the intended benefits of the pending Bally acquisition, including the inability to realize the anticipated synergies in the anticipated amounts or within the contemplated time-frames or cost expectations, or at all; inability to control Bally until completion of the Bally acquisition; incurrence of restructuring costs, revenue recognition standards and impairment charges; fluctuations in our results due to seasonality and other factors; dependence on suppliers and manufacturers; risks relating to foreign operations, including fluctuations in foreign currency exchange rates and restrictions on the import of our products; dependence on our employees; litigation and other liabilities relating to our business, including litigation and liabilities relating to our contracts and licenses, our products and systems, our employees, intellectual property and our strategic relationships; influence of certain stockholders; and stock price volatility. Additional information regarding risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated in forward-looking statements is included from time to time in our filings with the SEC, including under the heading "Risk Factors" in our most recent Annual Report on Form 10-K. Forward-looking statements speak only as of the date they are made and, except for Scientific Games' ongoing obligations under the U.S. federal securities laws, Scientific Games undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures
The Company's management uses the following non-GAAP financial measures in conjunction with GAAP financial measures: attributable EBITDA, free cash flow and EBITDA from equity investments (each, as described more fully below). These non-GAAP financial measures are presented as supplemental disclosures. They should not be considered in isolation of, as a substitute for, or superior to, the financial information prepared in accordance with GAAP, and should be read in conjunction with the Company's financial statements filed with the SEC. The non-GAAP financial measures used by the Company may differ from similarly titled measures presented by other companies.

The Company's management uses these non-GAAP financial measures to, among other things: (i) monitor and evaluate the performance of the Company's business operations, as well as the performance of its equity investments; (ii) facilitate management's internal comparisons of the Company's historical operating performance; (iii) facilitate management's external comparisons of the Company's results to the historical operating performance of other companies that may have different capital structures and debt levels; and (iv) analyze and evaluate financial and strategic planning decisions regarding future operating investments and operating budgets. Accordingly, the Company's management believes that these non-GAAP financial measures are useful as they provide investors with information regarding the Company's financial condition and operating performance that is an integral part of management's reporting and planning processes

In particular, the Company's management believes that attributable EBITDA is helpful because this non-GAAP financial measure eliminates the effects of unusual, infrequent or other items that management believes have less bearing on the Company's underlying operating performance. Moreover, management believes attributable EBITDA and EBITDA from equity investments are useful to investors because a significant and increasing amount of the Company's business is conducted through its equity investments, and those measures eliminate financial items from the equity investees' earnings that management believes have less bearing on the equity investees' performance. Management believes that attributable EBITDA and free cash flow provide useful information regarding the Company's liquidity and its ability to service debt and fund investments. Management also believes that free cash flow is useful for investors because it provides them with an important perspective on the cash available for debt repayment and other strategic measures, after making necessary capital investments in property and equipment to support the Company's ongoing business operations. In addition, attributable EBITDA and free cash flow (calculated by subtracting total capital expenditures from attributable EBITDA) are metrics used in determining performance-based bonuses (subject to certain additional adjustments in the discretion of the Company's compensation committee).

Attributable EBITDA

"Attributable EBITDA," as used herein, is a non-GAAP financial measure that is presented herein as supplemental disclosure that is reconciled to net income (loss) as set forth in the schedules titled Reconciliation of Net Loss to Attributable EBITDA below.

Attributable EBITDA is derived from the definition of "consolidated EBITDA" in our credit agreement. In connection with the WMS acquisition, on October 18, 2013, the Company terminated its prior credit agreement and entered into the new credit agreement. The definition of "consolidated EBITDA" in the new credit agreement is different from the definition in the prior credit agreement. As a result, the definition of "attributable EBITDA" as used herein is different from the definition of "attributable EBITDA" used in the Company's pre-acquisition earnings releases. In order to enhance comparability, attributable EBITDA for prior periods presented herein is based on the new definition of attributable EBITDA, and a schedule reconciling the differences between the two attributable EBITDA definitions is set forth in the schedule entitled Reconciliation of Attributable EBITDA Based on Definition under Prior Credit Agreement to Attributable EBITDA Based on Definition under New Credit Agreement below.

Like the definition of attributable EBITDA in our prior earnings releases, attributable EBITDA as used herein includes our consolidated EBITDA plus (without duplication) our pro rata share of the EBITDA of our joint ventures and minority equity investments, subject to adjustments only to the extent contemplated by the definition of "consolidated EBITDA" in our new credit agreement ("credit agreement adjustments"). The credit agreement adjustments that we use for attributable EBITDA have changed to some extent as a result of our new credit agreement, including the following:

  the adjustment for software license royalty payments to Playtech Limited or its affiliates (subject to a cap) has been eliminated under the new definition;
  the new definition includes adjustments for extraordinary, unusual or non-recurring charges (including legal and settlement costs), certain non-cash charges and charges or expenses attributable to cost savings initiatives and restructurings, whereas the corresponding adjustments under the old definition were limited to extraordinary charges or losses under GAAP, certain non-cash non-recurring write-downs under GAAP, and certain charges (subject to a cap) in connection with reductions in workforce, contract losses, discontinued operations, shutdown expenses and cost reduction initiatives;
  the adjustment for merger and other transaction fees and expenses is not capped in connection with a transaction that was not consummated; and
  the new definition includes adjustments for proceeds from business interruption insurance, realized and unrealized gains and losses from derivative and foreign exchange transactions and, subject to certain conditions, charges and expenses to the extent indemnified by a third party.

The Company anticipates that it will not include certain credit agreement adjustments in attributable EBITDA for purposes of the Company's earnings releases (and has not included those adjustments in the calculation of attributable EBITDA in this earnings release). For example, the Company does not expect to give effect in attributable EBITDA to certain "pro forma" adjustments contemplated by the new credit agreement (including adjustments for acquisitions or dispositions), expected cost savings and other synergies, franchise taxes or Sarbanes-Oxley compliance costs. Attributable EBITDA for purposes of the Company's earnings releases will not include any add-backs beyond those contemplated by the credit agreement adjustments.

"Consolidated EBITDA" as defined in our new credit agreement means, for any period, "consolidated net income" as defined in the credit agreement for such period plus, without duplication and, if applicable, except with respect to clauses (9), (10), (16) and (19) below, to the extent deducted in calculating such consolidated net income for such period, the sum of: (1) provisions for income (or similar) taxes, including franchise, excise and similar taxes and foreign withholding taxes; (2) interest expense (net of interest income, other than interest income earned on customer accounts), net losses on interest rate hedging obligations, amortization or write-off of debt discount and debt issuance costs and commissions, premiums, discounts and other fees and charges associated with debt; (3) depreciation and amortization expense and impairment charges; (4) extraordinary, unusual or non-recurring charges, expenses or losses, including severance costs and legal and settlement costs; (5) any other non-cash charges, expenses or losses (except to the extent such charges, expenses or losses represent an accrual of or reserve for cash expenses in any future period or an amortization of a prepaid cash expense paid in a prior period); (6) non-cash stock-based compensation expenses; (7) transaction costs, fees, losses and expenses (whether or not any transaction is consummated); (8) management, monitoring, consulting and advisory fees, and due diligence expense and other transaction fees and expenses and related expenses paid; (9) proceeds from any business interruption insurance (to the extent not reflected as revenue or income); (10) certain pro forma cost savings and other synergies; (11) earn-out and similar obligations incurred in connection with any acquisition or other investment; (12) charges and expenses to the extent indemnified or insured by a third party to the extent that coverage has not been denied (other than any such denial that is being contested in good faith) and so long as such amounts are actually reimbursed within one year; (13) net realized losses relating to amounts denominated in foreign currencies resulting from the application of FASB ASC 830; (14) costs of surety bonds in connection with financing activities, (15) costs associated with compliance with the requirements of the Sarbanes-Oxley Act of 2002; (16) certain identified pro forma adjustments; (17) charges or expenses attributable to cost savings initiatives, business optimization, management changes, restructurings and integrations; (18) (a) any net loss resulting from hedge agreements and the application of FASB ASC 815 or currency translation losses related to currency re-measurements of debt and (b) the amount of loss resulting from a sale of receivables, payment intangibles and related assets in connection with a receivables financing; (19) cash receipts not included in consolidated EBITDA in any period to the extent non-cash gains relating to such receipts were deducted in the calculation of consolidated EBITDA for any previous period and not added back; and (20) up-front fees and certain other costs in connection with certain lottery or gaming licenses or concessions; minus, to the extent reflected in the statement of such consolidated net income for such period, the sum, without duplication, of: (1) any extraordinary, unusual or non-recurring income or gains; (2) non-cash income or gains (other than the accrual of revenue in the ordinary course), subject to specified exceptions; (3) gains realized and income accrued in connection with the effect of currency and exchange rate fluctuations on intercompany balances and other balance sheet items; (4) the amount of cash received in such period in respect of any non-cash income or gain in a prior period (to the extent such non-cash income or gain previously increased consolidated net income in a prior period); (5) net realized gains relating to amounts denominated in foreign currencies resulting from the application of FASB ASC 830; and (6) (a) any net gain resulting from hedge agreements and the application of FASB ASC Topic 815, (b) any net gain resulting in such period from currency translation gains related to currency remeasurements of debt and (c) the amount of gain resulting in such period from a sale of receivables, payment intangibles and related assets in connection with a receivables financing. "Consolidated EBITDA" is subject to certain pro forma adjustments in connection with material acquisitions and dispositions as provided in the new credit agreement. "Consolidated EBITDA" also includes our pro rata share of the EBITDA of our joint ventures and minority equity investments (without duplication of amounts otherwise constituting consolidated net income, as noted above). The foregoing definition of "consolidated EBITDA" is summary in nature and is qualified in its entirety by reference to the full text of such definition in the Company's new credit agreement, a copy of which is attached as Exhibit 10.1 to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on October 18, 2013.

For a complete description of the definition of "consolidated EBITDA" in the Company's prior credit agreement, see Exhibit 10.1 to the Company's Current Report on Form 8-K filed with the SEC on August 31, 2011.

Free Cash Flow

Free cash flow, as used herein, represents net cash provided by operating activities less total capital expenditures (which includes lottery and gaming systems expenditures and other intangible assets and software expenditures). Free cash flow is a non-GAAP financial measure that is presented herein as supplemental disclosure and is reconciled to net cash provided by operating activities in a schedule below.

EBITDA from Equity Investments

EBITDA from equity investments, as used herein, represents our share of the EBITDA (i.e., earnings (whether or not distributed to us) plus income tax expense, depreciation and amortization expense and interest (income) expense, net of other) of our joint ventures and minority investees. EBITDA from equity investments is a non-GAAP financial measure that is presented herein as supplemental disclosure and is reconciled to earnings from equity investments in a schedule below.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenue:
Instant games	$ 130.8	$ 129.7	$ 392.4	$ 379.0
Services	182.8	80.7	538.9	247.7
Product sales	102.0	24.0	289.3	62.3
Total revenue	415.6	234.4	1,220.6	689.0

Operating expenses:
Cost of instant games(1)	69.7	70.6	212.5	210.3
Cost of services (1)	69.6	42.6	200.7	135.0
Cost of product sales(1)	59.9	13.3	161.2	39.3
Selling, general and administrative	95.6	45.6	282.6	139.1
Research and development	26.3	1.4	77.0	4.7
Employee termination and restructuring	1.9	-	12.4	0.3
Depreciation and amortization	100.4	35.2	290.5	111.1
Operating (loss) income	(7.8)	25.7	(16.3)	49.2
Other income (expense):
Interest expense	(45.7)	(25.2)	(142.9)	(75.3)
Earnings (loss) from equity investments	(14.0)	3.4	(7.8)	13.0
Loss on early extinguishment of debt	-	-	(25.9)	-
Gain on sale of equity interest	-	-	14.5	-
Other income (expense), net	3.1	-	9.2	(0.8)
Total other expense	(56.6)	(21.8)	(152.9)	(63.1)
Net (loss) income from continuing operations before income taxes	(64.4)	3.9	(169.2)	(13.9)
Income tax expense	(5.4)	(4.3)	(18.0)	(11.2)
Net loss from continuing operations	$ (69.8)	$ (0.4)	$ (187.2)	$ (25.1)

Discontinued operations:
Loss from discontinued operations	$ -	$ (0.1)	$ -	$ (2.7)
Gain on sale of assets	-	-	-	0.8
Income tax benefit	-	-	-	0.3
Net loss from discontinued operations	$ -	$ (0.1)	$ -	$ (1.6)

Net loss	$ (69.8)	$ (0.5)	$ (187.2)	$ (26.7)

Basic net loss per share:
Continuing operations	$ (0.82)	$ (0.01)	$ (2.22)	$ (0.29)
Discontinued operations	-	-	-	(0.02)
Total basic net loss per share	$ (0.82)	$ (0.01)	$ (2.22)	$ (0.31)

Diluted net loss per share:
Continuing operations	$ (0.82)	$ (0.01)	$ (2.22)	$ (0.29)
Discontinued operations	-	-	-	(0.02)
Total diluted net loss per share	$ (0.82)	$ (0.01)	$ (2.22)	$ (0.31)

Weighted average number of shares used in per share calculations:
Basic shares	84.7	85.1	84.5	84.9
Diluted shares	84.7	85.1	84.5	84.9

(1) Exclusive of depreciation and amortization.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions)

	September 30,	December 31,
	2014	2013
Assets:
Cash and cash equivalents	$ 132.5	$ 153.7
Restricted cash	12.1	10.9
Accounts receivable, net	297.3	346.0
Notes receivable, net	128.1	158.7
Inventories	170.9	137.8
Deferred income taxes, current portion	36.2	31.0
Prepaid expenses, deposits and other current assets	72.9	119.3
Total current assets	850.0	957.4

Property and equipment, net	739.6	773.1
Long-term notes receivable	55.5	72.6
Goodwill	1,168.7	1,183.1
Intangible assets, net	500.3	411.1
Software, net	306.8	343.5
Equity investments	298.7	367.2
Other assets	119.3	128.4
Total assets	$ 4,038.9	$ 4,236.4

Liabilities and Stockholders' Equity:
Debt payments due within one year	$ 30.9	$ 30.4
Accounts payable	94.3	140.9
Accrued liabilities	266.9	280.3
Total current liabilities	392.1	451.6

Deferred income taxes	146.6	138.0
Other long-term liabilities	216.1	109.6
Long-term debt, excluding current installments	3,178.4	3,162.2
Total stockholders' equity	105.7	375.0
Total liabilities and stockholders' equity	$ 4,038.9	$ 4,236.4

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Cash flows from operating activities:
Net loss	$ (69.8)	$ (0.5)	$ (187.2)	$ (26.7)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	100.4	35.3	290.5	111.7
Change in deferred income taxes	3.3	-	5.2	1.5
Stock-based compensation	4.7	5.8	18.1	17.3
Non-cash interest expense	4.2	1.7	12.8	5.1
Loss (earnings) from equity investments, net	14.0	(3.4)	7.8	(13.0)
Distributed earnings from equity investments	1.3	0.5	22.5	28.8
Loss on early extinguishment of debt	-	-	25.9	-
Gain on sale of equity interest	-	-	(14.5)	-
Changes in current assets and liabilities, net of effects of acquisitions and other	68.2	(13.8)	52.3	(29.1)
Net cash provided by operating activities	126.3	25.6	233.4	95.6

Cash flows from investing activities:
Capital expenditures	(61.6)	(31.8)	(176.3)	(112.3)
Proceeds from asset disposals	0.5	10.0	0.5	10.9
Change in other assets and liabilities, net	0.2	-	-	(0.2)
Additions to equity method investments	(2.7)	(43.6)	(43.3)	(65.0)
Distributions of capital on equity investments	12.5	3.1	45.4	19.4
Proceeds from sale of equity interest	-	-	44.9	-
Restricted cash	(0.2)	29.5	(1.1)	30.8
Business acquisitions, net of cash acquired	-	-	-	(0.4)
Net cash used in investing activities	(51.3)	(32.8)	(129.9)	(116.8)

Cash flows from financing activities:
Long term debt, net	(12.6)	(0.4)	(29.4)	(9.5)
Common stock repurchases	-	-	(29.5)	-
Contingent earnout payments	(7.0)	-	(10.2)	-
Payments of financing fees	-	-	(22.8)	(2.0)
Payments on license obligations	(7.0)	-	(7.0)	-
Net redemptions of common stock under stock-based compensation plans	0.1	0.7	(19.1)	(2.1)
Net cash used in financing activities	(26.5)	0.3	(118.0)	(13.6)
Effect of exchange rate changes on cash and cash equivalents	(5.2)	2.3	(6.7)	(0.7)
Increase (decrease) in cash and cash equivalents	43.3	(4.6)	(21.2)	(35.5)
Cash and cash equivalents, beginning of period	89.2	78.1	153.7	109.0
Cash and cash equivalents, end of period	$ 132.5	$ 73.5	$ 132.5	$ 73.5

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CONSOLIDATED BUSINESS SEGMENT DATA
RECONCILIATION OF NET LOSS TO ATTRIBUTABLE EBITDA
(Unaudited, in millions)

	Three Months Ended September 30, 2014

		Instant	Lottery		Total
	Gaming	Products	Systems	Corporate	Consolidated

Revenue:
Instant games	$ -	$ 130.8	$ -	$ -	$ 130.8
Services	134.6	-	48.2	-	182.8
Product sales	68.3	3.2	30.5	-	102.0
Total revenue	$ 202.9	$ 134.0	$ 78.7	$ -	$ 415.6

Operating expenses:
Cost of instant games (1)	$ -	$ 69.7	$ -	$ -	$ 69.7
Cost of services (1)	39.2	-	30.4	-	69.6
Cost of product sales (1)	32.9	2.4	24.6	-	59.9
Selling, general and administrative	40.7	11.5	4.9	33.8	90.9
Research and development	24.9	0.5	0.9	-	26.3
Stock-based compensation	1.7	0.7	0.7	1.6	4.7
Employee termination and restructuring	1.5	0.4	-	-	1.9
Depreciation and amortization	69.8	8.9	16.0	5.7	100.4
Operating (loss) income	$ (7.8)	$ 39.9	$ 1.2	$ (41.1)	$ (7.8)

Other incomes (expense):
Interest expense					$ (45.7)
Earnings (loss) from equity investments	$ 1.3	$ (15.4)	$ 0.1		(14.0)
Other income (expense), net				$ 3.1	3.1
Total other expense					$ (56.6)

Net loss from continuing operations before income taxes					$ (64.4)
Income tax expense					(5.4)
Net loss from continuing operations					$ (69.8)

Discontinued operations:
Net loss from discontinued operations					$ -

Net loss					$ (69.8)

Reconciliation of Net Loss to Attributable EBITDA

Net loss					$ (69.8)
Employee termination and restructuring (2)	$ 1.5	$ 0.4	$ -	$ -	1.9
Other employee severance(2)	-	-	-	0.8	0.8
M&A and financing costs and charges (2)	0.1	-	-	5.9	6.0
Depreciation and amortization	69.8	8.9	16.0	5.7	100.4
Other expense (income), net	-	-	-	(0.3)	(0.3)
Interest expense	-	-	-	-	45.7
Income tax expense	-	-	-	-	5.4
Stock-based compensation	1.7	0.7	0.7	1.6	4.7
EBITDA from equity investments	1.9	16.2	1.3	-	19.4
(Earnings) loss from equity investments	(1.3)	15.4	(0.1)	-	14.0
Attributable EBITDA	$ 67.2	$ 66.1	$ 19.2	$ (24.3)	$ 128.2

(1) Exclusive of depreciation and amortization.
(2) Total income tax expense (benefit) on these items is $0.0 million.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CONSOLIDATED BUSINESS SEGMENT DATA
RECONCILIATION OF NET LOSS TO ATTRIBUTABLE EBITDA
(Unaudited, in millions)

	Three Months Ended September 30, 2013

		Instant	Lottery		Total
	Gaming	Products	Systems	Corporate	Consolidated

Revenue:
Instant games	$ -	$ 129.7	$ -	$ -	$ 129.7
Services	32.1	-	48.6	-	80.7
Product sales	7.3	3.1	13.6	-	24.0
Total revenue	$ 39.4	$ 132.8	$ 62.2	$ -	$ 234.4

Operating expenses:
Cost of instant games (1)	$ -	$ 70.6	$ -	$ -	$ 70.6
Cost of services (1)	15.5	-	27.1	-	42.6
Cost of product sales (1)	3.8	2.2	7.3	-	13.3
Selling, general and administrative	6.0	10.7	4.6	18.6	39.9
Research and development	0.4	0.1	0.9	-	1.4
Stock-based compensation	0.3	0.8	0.7	3.9	5.7
Employee termination and restructuring	-	-	-	-	-
Depreciation and amortization	12.4	9.2	13.4	0.2	35.2
Operating (loss) income	$ 1.0	$ 39.2	$ 8.2	$ (22.7)	$ 25.7

Other income (expense):
Interest expense					$ (25.2)
Earnings (loss) from equity investments	$ (1.9)	$ 5.2	$ 0.1		3.4
Other income (expense), net				$ -	-
Total other expense					$ (21.8)

Net income from continuing operations before income taxes					$ 3.9
Income tax expense					(4.3)
Net loss from continuing operations					$ (0.4)

Discontinued operations:
Net loss from discontinued operations					$ (0.1)

Net loss					$ (0.5)

Reconciliation of Net Loss to Attributable EBITDA

Net loss					$ (0.5)
Other employee severance(2)	$ -	$ -	$ -	$ -	0.0
M&A and financing costs and charges (2)	-	-	-	2.7	2.7
Depreciation and amortization	12.4	9.2	13.4	0.2	35.2
Other expense (income), net	-	-	-	0.2	0.2
Net loss from discontinued operations	-	-	-	-	0.1
Interest expense	-	-	-	-	25.2
Income tax expense	-	-	-	-	4.3
Stock-based compensation	0.3	0.8	0.7	3.9	5.7
EBITDA from equity investments	4.2	14.9	1.3	-	20.4
(Earnings) loss from equity investments	1.9	(5.2)	(0.1)	-	(3.4)
Attributable EBITDA	$ 17.9	$ 64.1	$ 23.6	$ (15.7)	$ 89.9

(1) Exclusive of depreciation and amortization.
(2) Total income tax expense (benefit) on these items is $0.0 million.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CONSOLIDATED BUSINESS SEGMENT DATA
RECONCILIATION OF NET LOSS TO ATTRIBUTABLE EBITDA
(Unaudited, in millions)

	Nine Months Ended September 30, 2014

		Instant	Lottery		Total
	Gaming	Products	Systems	Corporate	Consolidated

Revenue:
Instant games	$ -	$ 392.4	$ -	$ -	$ 392.4
Services	389.6	-	149.3	-	538.9
Product sales	216.6	9.4	63.3	-	289.3
Total revenue	$ 606.2	$ 401.8	$212.6	$ -	$ 1,220.6

Operating expenses:
Cost of instant games (1)	$ -	$ 212.5	$ -	$ -	$ 212.5
Cost of services (1)	110.3	-	90.4	-	200.7
Cost of product sales (1)	103.9	6.5	50.8	-	161.2
Selling, general and administrative	127.6	36.3	14.8	85.8	264.5
Research and development	74.3	1.0	1.7	-	77.0
Stock-based compensation	5.3	2.6	2.3	7.9	18.1
Employee termination and restructuring	8.9	1.6	-	1.9	12.4
Depreciation and amortization	200.2	26.2	44.6	19.5	290.5
Operating (loss) income	$ (24.3)	$ 115.1	$ 8.0	$(115.1)	$ (16.3)

Other income (expense):
Interest expense					$ (142.9)
Earnings (loss) from equity investments	$ 3.3	$ (12.4)	$ 1.3		(7.8)
Loss on early extinguishment of debt				$ (25.9)	(25.9)
Gain on sale of equity interest				14.5	14.5
Other income (expense), net				9.2	9.2
Total other expense					$ (152.9)

Net loss from continuing operations before income taxes					$ (169.2)
Income tax expense					(18.0)
Net loss from continuing operations					$ (187.2)

Discontinued operations:
Net loss from discontinued operations					$ -

Net loss					$ (187.2)

Reconciliation of Net Loss to Attributable EBITDA

Net loss					$ (187.2)
Employee termination and restructuring (2)	$ 8.9	$ 1.6	$ -	$ 1.9	12.4
Other employee severance(2)	-	-	-	0.8	0.8
M&A and financing costs and charges (2)	3.6	-	-	9.0	12.6
Legal contingencies and settlements (2)	0.4	-	-	-	0.4
Loss on early extinguishment of debt	-	-	-	25.9	25.9
Depreciation and amortization	200.2	26.2	44.6	19.5	290.5
Gain on sale of equity interest	-	-	-	(14.5)	(14.5)
Other expense (income), net	-	-	-	(1.0)	(1.0)
Interest expense	-	-	-	-	142.9
Income tax expense	-	-	-	-	18.0
Stock-based compensation	5.3	2.6	2.3	7.9	18.1
EBITDA from equity investments	8.5	43.2	4.7	-	56.4
(Earnings) loss from equity investments	(3.3)	12.4	(1.3)	-	7.8
Attributable EBITDA	$ 202.6	$ 188.7	$ 59.6	$ (67.8)	$ 383.1

(1) Exclusive of depreciation and amortization.
(2) Total income tax expense (benefit) on these items is $0.0 million.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CONSOLIDATED BUSINESS SEGMENT DATA
RECONCILIATION OF NET LOSS TO ATTRIBUTABLE EBITDA
(Unaudited, in millions)

	Nine Months Ended September 30, 2013

		Instant	Lottery		Total
	Gaming	Products	Systems	Corporate	Consolidated

Revenue:
Instant games	$ -	$ 379.0	$ -	$ -	$ 379.0
Services	101.6	-	146.1	-	247.7
Product sales	17.0	10.1	35.2	-	62.3
Total revenue	$ 118.6	$ 389.1	$181.3	$ -	$ 689.0

Operating expenses:
Cost of instant games (1)	$ -	$ 210.3	$ -	$ -	$ 210.3
Cost of services (1)	53.0	-	82.0	-	135.0
Cost of product sales (1)	9.7	7.2	22.4	-	39.3
Selling, general and administrative	18.2	33.1	14.2	56.4	121.9
Research and development	1.2	0.4	3.1	-	4.7
Stock-based compensation	1.1	2.4	1.8	11.9	17.2
Employee termination and restructuring	-	0.3	-	-	0.3
Depreciation and amortization	44.8	27.0	38.8	0.5	111.1
Operating (loss) income	$ (9.4)	$ 108.4	$ 19.0	$ (68.8)	$ 49.2

Other income (expense):
Interest expense					$ (75.3)
Earnings (loss) from equity investments	$ (3.5)	$ 15.8	$ 0.7		13.0
Other income (expense), net				$ (0.8)	(0.8)
Total other expense					$ (63.1)

Net loss from continuing operations before income taxes					$ (13.9)
Income tax expense					(11.2)
Net loss from continuing operations					$ (25.1)

Discontinued operations:
Net loss from discontinued operations					$ (1.6)

Net loss					$ (26.7)

Reconciliation of Net Loss to Attributable EBITDA

Net loss					$ (26.7)
Employee termination and restructuring (2)	$ -	$ 0.3	$ -	$ -	0.3
Other employee severance(2)	1.5	0.5	-	-	2.0
M&A and financing costs and charges (2)	-	-	-	9.5	9.5
Depreciation and amortization	44.8	27.0	38.8	0.5	111.1
Other expense (income), net	-	-	-	1.2	1.2
Net loss from discontinued operations	-	-	-	-	1.6
Interest expense	-	-	-	-	75.3
Income tax expense	-	-	-	-	11.2
Stock-based compensation	1.1	2.4	1.8	11.9	17.2
EBITDA from equity investments	11.2	46.5	4.6	-	62.3
(Earnings) loss from equity investments	3.5	(15.8)	(0.7)	-	(13.0)
Attributable EBITDA	$ 49.2	$ 185.1	$ 64.2	$ (46.5)	$ 252.0

(1) Exclusive of depreciation and amortization.
(2) Total income tax expense (benefit) on these items is ($0.4) million.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CALCULATION OF FREE CASH FLOW
(Unaudited, in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Net cash provided by operating activities	$ 126.3	$ 25.6	$ 233.4	$ 95.6

Less: Additions to property and equipment	(11.3)	(7.9)	(32.4)	(22.9)
Less: Lottery and gaming services expenditures	(28.3)	(8.2)	(73.1)	(51.3)
Less: Intangible assets and software expenditures	(22.0)	(15.7)	(70.8)	(38.1)
Total capital expenditures	$ (61.6)	$(31.8)	$(176.3)	$(112.3)

Free cash flow	$ 64.7	$ (6.2)	$ 57.1	$ (16.7)

Items not included above:

During the quarter ended September 30, 2014, the Company received a distribution of capital payment from ITL of $5.6 million and LNS of $6.9 million. During the quarter ended September 30, 2013, the Company received a distribution of capital payment from ITL of $1.1 million and LNS of $2.0 million.

During the quarter ended June 30, 2014, the Company received a distribution of capital payment from ITL of $10.5 million. During the quarter ended June 30, 2013, the Company received a distribution of capital payment from LNS of $13.9 million and CLN of $2.2 million.

During the quarter ended March 31, 2014, the Company received a distribution of capital payment from LNS of $22.4 million and proceeds from the sale of its equity interest in Sportech PLC of $44.9 million. During the quarter ended March 31, 2013, the Company received no distribution of capital payments related to its equity investments.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
RECONCILIATON OF ATTRIBUTABLE EBITDA BASED ON DEFINITION UNDER PRIOR CREDIT AGREEMENT
TO ATTRIBUTABLE EBITDA BASED ON DEFINITION UNDER NEW CREDIT AGREEMENT
(Unaudited, in millions)

	Three Months Ended September 30,	Nine Months Ended September 30,
	2013	2013

Attributable EBITDA under prior credit agreement definition (1)	$ 91.9	$ 257.1

Adjustments to conform to new credit agreement definition:
Less: Playtech royalties and fees	(2.2)	(6.4)
Add: Foreign exchange loss	0.2	1.4
Less: Purchase accounting, restructuring and integration	-	(0.1)

Attributable EBITDA under new credit agreement definition	$ 89.9	$ 252.0

(1) Amounts for three and nine months ended March 31, 2013 have been adjusted to remove the impact of discontinued operations.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
RECONCILIATION OF EARNINGS FROM EQUITY INVESTMENT TO EBITDA FROM EQUITY INVESTMENTS
(Unaudited, in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
EBITDA from equity investments (1):
Earnings from equity investments	$ (14.0)	$ 3.4	$ (7.8)	$ 13.0
Add: Income tax expense	2.5	2.6	9.1	8.4
Add: Depreciation and amortization	10.5	12.9	33.6	38.7
Add: Impairment of equity investment	19.7	-	19.7	-
Add: Interest expense, net of other	0.7	1.5	1.8	2.2
EBITDA from equity investments	$ 19.4	$ 20.4	$ 56.4	$ 62.3

(1) EBITDA from equity investments includes results from the Company's participation in Lotterie Nazionali S.r.l., Roberts Communications Network, LLC, Beijing CITIC Scientific Games Technology Co., Ltd., Sportech PLC, Beijing Guard Libang Technology Co., Ltd., Northstar Lottery Group, LLC, Northstar New Jersey Lottery Group, LLC (beginning October 1, 2013) and Hellenic Lotteries S.A. (beginning May 6, 2014).